SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) November 24, 1999


                               SILICON GAMING, INC
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        California                    0-28294                     77-0357939
----------------------------        -----------              -------------------
(State or other jurisdiction        (Commission                (IRS Employer
     of incorporation)              File Number)             Identification No.)


2800 W. Bayshore Road, Palo Alto, California                       94303
--------------------------------------------                     ----------
(Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (650) 842-9000


                                 Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS.

On November 24, 1999, Silicon Gaming, Inc. (the "Company") completed a financial restructuring with the holders of its $47.25 million of outstanding Senior Discount Notes (the "Notes").

As a result of the restructuring, $39.75 million of Notes were exchanged for non-voting preferred stock that is convertible into 174,285,127 shares of common stock of the Company, or approximately a 57% common equity interest in the Company. The terms of the remaining $7.5 million of outstanding Notes were modified to reduce the interest rate from 12.5% to 10% per annum (effective July 15, 1999) and to provide for interest to be payable in-kind at the Company's option and subject to certain coverage ratio tests. The Notes will mature 5 years following the effective date of the restructuring. Accrued and unpaid interest on the $7.5 million of Notes remaining outstanding following the restructuring was forgiven through July 15, 1999.

As a part of the restructuring, the holders of the Notes have agreed to make an additional investment in the Company of up to $5.0 million in the form of senior secured notes (the "New Notes"). The New Notes are not convertible and bear cash interest at the rate of 10% per annum and in-kind interest at the rate of 3% per annum. The New Notes mature in five years and are issuable in tranches. The first $2.0 million was issued at the closing of the restructuring. To the extent required by the Company, the remaining $3.0 million of New Notes will be issued upon the achievement of certain financial and operating milestones, as determined by the holders of the Notes.

Effective upon closing of the restructuring, a majority of the members of the Board of Directors of the Company resigned and two new members were appointed. The Board of Directors now consists of Andrew Pascal (the President and Chief Executive Officer of the Company), Robert Reis (a consultant to the Company) and Stanford Springel.

In addition, the Company intends to conduct an Exchange Offer whereby holders of common stock as of November 24, 1999 who elect to participate may exchange their shares of common stock for units consisting of a share of common stock and a warrant to purchase 3.59662 additional shares of common stock. The exercise price of the warrants will be at a premium to fair market value and will be based on an enterprise value for the Company of $70 million. In addition, the warrants would only be exercisable after the first anniversary of issuance and would terminate four years from their issuance. The warrants could terminate prior to their scheduled expiration if the Company's enterprise value, as measured on the Nasdaq National Market or a national securities exchange, exceeds $100 million. Holders of the warrants would have 180 days to exercise prior to such termination.

The Company has allocated 38% of its equity (calculated prior to issuance of the out-of-the-money warrants described above) as of the effective date of the Restructuring to be issued as incentive compensation to employees. Of the 116,190,084 shares of common stock issuable as incentive, 15,657,490 shares were authorized for issuance on November 24, 1999.

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
Copies of the Restructuring Agreement and various other documents relating to the Restructuring are filed as Exhibits to this report. For additional discussion regarding the Restructuring, see also the Company's press release regarding the same, filed as Exhibit 99.1 to this report.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibit No     Description
----------     -----------
    4.1        Form of Certificate of Determination for Series D Preferred Stock
    4.2        Form of Certificate of Determination for Series E Preferred Stock
    4.3        Series E Warrant Agreement
   10.1        Restructuring Agreement
   10.2        Amendment No. 2 to Securities Purchase Agreement
   10.3        Amended Note
   10.4        Securities Purchase Agreement
   10.5        New Note
   10.6        1999 Management Incentive Plan (including forms of Stock Option
               Agreement and Restricted Stock Agreement)
   10.7        Stockholders Agreement
   10.8        Amended and Restated Security Agreement (Silicon Gaming, Inc.)
   10.9        Form of Amended and Restated Security Agreement (Subsidiaries)
   99.1        Press Release

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

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SILICON GAMING, INC.


Date:  December 6, 1999            By: /s/ Andrew Pascal
                                       ----------------------------------
                                       Andrew Pascal
                                       President and Chief Executive Officer


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
                                 EXHIBIT INDEX

Exhibit No     Description
----------     -----------
    4.1        Form of Certificate of Determination for Series D Preferred Stock
    4.2        Form of Certificate of Determination for Series E Preferred Stock
    4.3        Series E Warrant Agreement
   10.1        Restructuring Agreement
   10.2        Amendment No. 2 to Securities Purchase Agreement
   10.3        Amended Note
   10.4        Securities Purchase Agreement
   10.5        New Note
   10.6        1999 Management Incentive Plan (including forms of Stock Option
               Agreement and Restricted Stock Agreement)
   10.7        Stockholders Agreement
   10.8        Amended and Restated Security Agreement (Silicon Gaming, Inc.)
   10.9        Form of Amended and Restated Security Agreement (Subsidiaries)
   99.1        Press Release

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